UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 7, 2008

R&G Financial Corporation

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31381	66-0532217
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Jesús T. Piñero Ave.

Hato Rey, San Juan, Puerto Rico 00918

(Address of principal executive offices and zip code)

(787) 758-2424

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On March 7, 2008, R&G Financial Corporation (the “Company”) announced by press release that it had received regulatory permission from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation and the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico, to make dividend payments on its preferred stock and distributions on its trust preferred securities that are due to be paid in March 2008. The permission granted by the Federal Reserve was conditioned upon the financial support provided by Mr. Victor Galán, a director and former Chairman and Chief Executive Officer of the Company, through his purchase of $5.2 million of delinquent loans, which will assist in the funding of the Company’s March dividend payments. Based upon these events, the Company believes it is very uncertain that future dividends and distributions will be approved absent material improvements to the Company’s liquidity, capital and cash flows. While it is possible that approval may be obtained and the Company is taking steps to apply for further approvals, the Company currently expects that the payment of dividends and distributions on its outstanding preferred stock or its trust preferred securities is unlikely in the foreseeable future.

As of February 29, 2008, the Company and its Puerto Rico bank subsidiary, R-G Premier Bank of Puerto Rico, maintained capital ratios that comply with the numerical requirements for “well capitalized” status within the meaning of the federal bank regulations.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.

Item 9.01	Financial Statements And Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not Applicable.

(d) Exhibits.

99.1	Press Release issued on March 7, 2008 by R&G Financial Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION

Date: March 7, 2008	By:	/s/ Andrés I. Pérez
Andrés I. Pérez
Chief Financial Officer